Selway Capital Acquisition Corporation Common Stock and Warrants to Commence Trading Separately on December 16, 2011

Business Wire

NEW YORK –December 14, 2011

Selway Capital Acquisition Corporation (the "Company") (OTCBB: SWCAU), an innovated public acquisition company, or IPACSM, formed for the purpose of merging with or acquiring an operating business, today announced that Aegis Capital Corp., the representative of the underwriters of its initial public offering of units, has notified the Company that commencing December 16, 2011, the holders of the Company's units may elect to separately trade the common stock and warrants underlying the units. Those units not separated will continue to trade on the Over-The-Counter Bulletin Board under the symbol "SWCAU" and the common stock and the warrants are expected to trade under the symbols "SWCA" and "SWCAW", respectively.

Aegis Capital Corp. acted as lead book-running manager and Chardan Capital Markets, LLC acted as co-book-running manager of the offering.  Loeb & Loeb LLP acted as counsel to Selway Capital Acquisition Corporation, and ZAG/S&W LLP acted as counsel to the underwriters.

The offering of these securities is being made only by means of a prospectus. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

IPACSM is a registered servicemark of Loeb & Loeb LLP

Contact:
Selway Capital Acquisition Corporation
Edmundo Gonzalez
(201) 541-1083
egonzalez@selwaycapital.com
www.selwayacquisitioncorp.com